UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2020

Independence Contract Drilling, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20475 State Highway 249, Suite 300 Houston, TX 77070
(Address of principal executive offices)

(281) 598-1230
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange where registered
Common Stock, $0.01 par value per share	ICD	New York Stock Exchange

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On March 11, 2020, Independence Contract Drilling, Inc. (the “Company”) filed a Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to (i) effect a reverse stock split of all issued and outstanding shares of the Company’s common stock (“Common Stock”) at a ratio of 1-for-20 (the “Reverse Stock Split”) and (ii) reduce the number of authorized shares of Common Stock from 200,000,000 to 50,000,000. The Certificate of Amendment will be effective at 5:00 p.m. Eastern Time on March 11, 2020 (the “Effective Time”). An amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split (with discretion given to the Company’s Board of Directors to determine the applicable split between 1-for-10 and 1-for-20, and whether or not to effect such amendment) and a corresponding reduction in the authorized shares of Common Stock were approved by the Company’s stockholders at its Special Meeting of Stockholders held on February 6, 2020, and the Company’s Board of Directors subsequently approved the specific 1-for-20 ratio and Certificate of Amendment on February 27, 2020.

The Certificate of Amendment provides that (i) at the Effective Time, each share of Common Stock, either issued and outstanding or held by the Company as treasury stock, in each case immediately prior to the Effective Time (the “Old Common Stock”), shall be automatically reclassified as and converted into 1/20 of a fully paid and nonassessable share of Common Stock (the “New Common Stock”), and (ii) the number of authorized shares of Common Stock is 50,000,000 shares. As a result of the Reverse Stock Split, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of Common Stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants.

No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu thereof based on the average closing market price of the Old Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the day of the Effective Time, with payment for each 1/20th of a share of New Common Stock being equal to the average closing price of one share of Old Common Stock on the New York Stock Exchange. The Reverse Stock Split will affect all stockholders proportionately and will not affect any stockholder’s percentage ownership of the Company’s Common Stock (except to the extent that the Reverse Stock Split results in any stockholder owning only a fractional share).

The New Common Stock will begin trading on the New York Stock Exchange on a split-adjusted basis when the market opens on March 12, 2020. The CUSIP number for the New Common Stock following the Reverse Stock Split is 453415 606.

The description of the Certificate of Amendment and the Reverse Stock Split is qualified in its entirety by reference to the text of the Certificate of Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.
On March 11, 2020, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of the Exhibits
3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated as of March 11, 2020.
99.1	Press Release, dated March 11, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: March 11, 2020	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President and Chief Financial Officer